Exhibit 99.1
MERCANTILE BANCORP SELECTS BLAINE STROCK TO BECOME PRESIDENT OF
MERCANTILE TRUST & SAVINGS BANK
Quincy, Illinois, January 17, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today that H. Blaine Strock III has joined Mercantile Trust & Savings Bank, the Company’s largest subsidiary, and will assume the role of the bank’s President effective March 1, 2007. He will begin at the bank and also become a member of the bank’s board on January 22, the Company reported.
Strock, 48, will replace Ted T. Awerkamp as President of the bank. Awerkamp, as previously announced, is slated to become President and CEO of the parent Company also effective March 1, according to the Company.
“Blaine brings tremendous breadth and depth of experience to Mercantile Trust & Savings Bank, not only as a senior bank executive but also as someone who has extensive knowledge of the kinds of markets Mercantile serves,” said Dan S. Dugan, President and CEO of the Company. “An integral part of our strategy is to continue growing our core banks. Blaine is an ideal candidate to help us toward that goal. His extensive management experience, along with an intimate knowledge of the southern Illinois banking market, should help us further increase the efficiency of our operations, expand our reach and enhance the services we offer. His addition to our bank management group will help ensure a smooth transition upon my retirement as President and CEO at the end of next month, and will allow the Company’s executive team the ability to focus on the profitability, growth and administration of the Company”.
Before joining Mercantile Trust & Savings Bank, Strock was affiliated with Regions Bank (formerly known as Union Planters Bank) since 1989. Most recently he was Senior Community President for southern Illinois, based in Carbondale, Illinois since 2002. In that capacity he was responsible for managing an organization with a loan portfolio in excess of $200 million and $400 million in deposits and consistently exceeded the organizations goals. Earlier, he managed a special project for Union Planters designed to bring teams together to generate ideas for cost reduction and revenue generation. Prior to that, he was associated with other banks as a senior lending officer, branch manager, commercial loan officer and other managerial capacities of increasing responsibility since 1980.
Strock holds a BA degree in History and Political Science from Miami University in Oxford, Ohio, and a JD degree from the Nashville School of Law. He also attended the Mid-Atlantic School of Commercial Lending at Bucknell University.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding Company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.

This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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